Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cyber Enviro-Tech, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	6,698,780 (5)	$0.001	$6698.78	$0.0000927	0.62
Fees to be Paid	Equity	Common Stock, par value $0.001	457(o)	10,000,000 (4)	$0.40	$4,000,000	$0.0000927	$370.80500
				16,698,780
	Total Offering Amounts					$4,006,698.780,000
	Net Fee Due							$371.42

(1) In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(o) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. The offering price has been arbitrarily determined by Cyber Enviro-Tech, Inc. and bears no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(3) The registration fee for securities to be offered to the public is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(4) Represents shares of the registrant’s common stock (Primary Offering) 10,000,000 shares to be sold in the future.

(5) This amount covers the resale by our selling shareholders (Secondary Offering) of up to 6,698,780 shares of common stock previously issued to such selling shareholders.